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             BlackRock MuniHoldings California Quality Fund, Inc.
                              File No. 811-08573
        Item No. 77I (Terms of New or Amended Securities) -- Attachment

A copy of an amendment to the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).